Exhibit 107

Calculation of Filing Fee Tables

FORM S-3ASR

(Form Type)

Apollo Commercial Real Estate Finance, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(1)	Rules 456(b) and 457(r)(2)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.01 per share(1)	Rules 456(b) and 457(r)(2)	(1)	(1)	(1)	(2)	(2)
	Equity	Depositary Shares(1)(3)	Rules 456(b) and 457(r)(2)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities(1)	Rules 456(b) and 457(r)(2)	(1)	(1)	(1)	(2)	(2)
	Equity	Warrants(1)	Rules 456(b) and 457(r)(2)	(1)	(1)	(1)	(2)	(2)
	Other	Rights(1)	Rules 456(b) and 457(r)(2)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

There is being registered hereunder an indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants and rights as may be sold, from time to time, by the registrant, including an indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities. An unspecified aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. This registration statement also covers delayed delivery contracts which may be issued by the registrant under which the counterparty may be required to purchase common stock, preferred stock, depositary shares, debt securities, warrants and rights. Such contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold or otherwise distributed separately, together or as units with other securities registered hereunder.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(3)	Each depositary share will be issued under a deposit agreement and will represent an interest in preferred shares and will be evidenced by a depositary receipt.